As filed with the Securities and Exchange Commission on February 26, 2014

                                                                                                                  File No. 811-22420

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY

ACT OF 1940                                                                                                                                [X]

Amendment No. 5                                                                                                                           [X]

OPPENHEIMER MASTER INFLATION PROTECTED SECURITIES FUND, LLC

(Exact Name of Registrant as Specified in Charter)

6803 South Tucson Way, Centennial, Colorado 80112-3924

(Address of Principal Executive Offices) (Zip Code)

(303) 768-3200

(Registrant’s Telephone Number, including Area Code)

Arthur S. Gabinet, Esq.

OFI Global Asset Management, Inc.

Two World Financial Center, 225 Liberty Street

New York, New York 10281-1008

(Name and Address of Agent for Service)

This Amendment No. 5 to the Registrant’s Registration Statement on Form N-1A (File No. 811-22420) (the “Registration Statement”) consists of the following: (1) the facing sheet of the Registration Statement; (2) Amendment, dated February 26, 2014, to the Registration Statement; and (3) Signature page. Parts A, B and C to the Registration Statement were previously filed on May 30, 2013 and are incorporated by reference.

OPPENHEIMER MASTER INFLATION PROTECTED SECURITIES FUND, LLC

Amendment dated February 26, 2014 to the

Registration Statement dated May 30, 2013

This following information supplements and/or replaces the respective information in the Fund’s Prospectus and Statement of Additional Information dated May 30, 2013. This Amendment No. 5 should be read in conjunction with the Fund’s Registration Statement, dated May 30, 2013.

Effective February 28, 2014, the Registration Statement is revised as follows:

1.	The Registration Statement is amended to reflect that Krishna Memani will no longer serve as Vice President and portfolio manager of the Fund. All references to Krishna Memani contained within the Registration Statement are hereby removed.

2.	Section (b) of Item 5 in Part A titled “Portfolio Manager(s)” is deleted in its entirety and replaced with the following:

(b) Portfolio Manager(s). Young-Sup Lee, has been a Vice President and portfolio manager of the Fund since February 2014.

3.	Section (a)(2) of Item 10 in Part A titled “Portfolio Manager” is deleted in its entirety and replaced with following:

(a)(2) Portfolio Manager

Portfolio Manager.  The Fund's portfolio is managed by Young-Sup Lee, who is primarily responsible for the day-to-day management of the Fund's investments. Mr. Lee, has been a Vice President and portfolio manager of the Fund since February 2014.

Mr. Lee has been a Vice President and senior research analyst of the Sub-Adviser since April 2009. He has been a co-Team Leader for the Sub-Adviser’s Investment Grade Fixed Income Team since January 2014 and member from April 2009-January 2014. Prior to joining the Sub-Adviser, he was a Vice President at Morgan Stanley, where he served as quantitative research analyst for the fixed income credit strategy team from July 1996 to July 2008. Mr. Lee is a portfolio manager and officer of other portfolios in the OppenheimerFunds complex.

The Statement of Additional Information provides additional information about portfolio manager compensation, other accounts managed and ownership of Fund shares.

4.	Section (a) of Item 20 in Part B titled “Other Accounts Managed” is deleted in its entirety and replaced with the following:

▪	Other Accounts Managed. In addition to managing the Fund’s investment portfolio, the Portfolio Manager also manages other investment portfolios and accounts on behalf of the Manager or its affiliates. The following table provides information regarding those other portfolios and accounts as of January 31, 2014. No portfolio or account has an advisory fee based on performance:

Portfolio Manager	Registered Investment Companies Managed	Total Assets in Registered Investment Companies Managed[1]	Other Pooled Investment Vehicles Managed	Total Assets in Other Pooled Investment Vehicles Managed[1]	Other Accounts Managed	Total Assets in Other Accounts Managed[1,2]
Young-Sup Lee	1	$26.45	0	0	0	0

1. In millions

2. Does not include personal accounts of the portfolio manager and his family, which are subject to the Code of Ethics.

5.	Section (c) of Item 20 in Part B is deleted in its entirety and replaced by the following:

As of January 31, 2014, the Portfolio Manager did not beneficially own any shares of the Fund.

6.	The following sentence is added at the end of Item 27 in Part B titled “Financial Statements”:

The Fund’s unaudited Financial Statements, included in the Fund’s Semi-Annual Report dated July 31, 2013, including the notes thereto, are also incorporated by reference into this SAI.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 26th day of February, 2014.

Oppenheimer Master Inflation Protected Securities Fund, LLC

By: /s/ William F. Glavin, Jr.

            William F. Glavin, Jr., President

            Principal Executive Officer and Director

*By: /s/ Mitchell Lindauer

Mitchell Lindauer, Attorney-in-Fact

Date: February 26, 2014